Exhibit 99(e)(7)

[PEOPLEPC LETTERHEAD]

Mr. Nick Grouf
32 Caselli Avenue
San Francisco, CA 94114

Dear Nick:

        This letter will state the agreement (the "Agreement"), effective January 1, 2002, between PeoplePC Inc. ("PeoplePC," or the "Company") and you regarding your employment by the Company.

        1.    Title, Duties, Obligations, and Authority.    You will be the Company's President and Chief Executive Officer, and will report directly to the Company's Board of Directors (the "Board"). As President and Chief Executive Officer, you will be the Company's highest ranking executive officer. Your duties, obligations, and authority will be comparable to that of comparable level executives in other companies of like substance and scope. While you are employed as President and Chief Executive Officer, the Company will use its best efforts to have you elected and re-elected to the Board at each Annual Stockholder Meeting. If you cease to be an officer of the Company but remain on the Board, for so long as you remain a member of the Board, the Company will use its best efforts to have you elected and re-elected as Vice Chairman of the Board.

        2.    Method of Performing Duties.    You will be employed on a full-time basis; provided, however, that you may serve as an outside board member for companies that do not compete with the Company, and engage in personal investment and community activities that do not create conflicts and are not inconsistent with your duties under this Agreement.

        3.    Monetary Compensation and Benefits.

          a.    Base Salary.    You will be paid a base salary (the "Base Salary"), effective May 1, 2002, at the rate of $300,000 per year, less all applicable withholding for taxes, payable in approximately equal periodic installments no less frequently than semi-monthly.

          b. With respect to each fiscal year, you will be eligible to receive an annual bonus (the "Bonus"). The 2002 annual Bonus will be an amount equal to $150,000 (the "Target Bonus"). The Board will award the Target Bonus if the objective performance criteria listed on Exhibit A are satisfied. The Board will award a portion of the Target Bonus at its sole discretion if such performance criteria are not satisfied. The Board will consider awarding a higher Bonus if the Company's financial performance materially exceeds the performance criterion listed on Exhibit A. Bonus determinations will be made within 30 days after finalization of the Company's financial results for each fiscal year; provided that if your employment is terminated prior to the end of a fiscal year, a Bonus determination (if necessary under section 5.f) will be made within 30 days after the effective date of your termination of employment.

          c. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items. The Company will reimburse you for such expenses upon presentation of appropriately itemized accounts and documentation.

          d. The Company will provide you with paid parking and coverage under all employee benefit programs, plans and practices that the Company generally makes available to its senior executives. You will be entitled to paid vacation and sick leave in each calendar year in accordance with Company policies, to be taken at times that are consistent with the fulfillment of your responsibilities.

        4.    Equity Compensation.

        a.    Option Grant.    The Company has granted to you options to acquire 40,000,000 shares of the Company's common stock (the "Initial Options"). The Company will grant you an additional option to acquire 3,740,000 shares of the Company's common stock (the "Additional Options") under the Company's 2000 Stock Plan (the "Plan"). The Initial Options and the Additional Options (collectively, the "Options") shall commence vesting as of January 28, 2002. To the extent that such terms are not inconsistent with the terms of this Agreement, the Options will be subject to the terms of the Plan and the Company's standard Stock Option Agreement. The exercise price of the Initial Options is $0.15 per share and the exercise price of the Additional Options shall be the lesser of (i) $0.15 per share, or (ii) the Fair Market Value (as defined in the Plan) of a share of the Company's common stock on the date of grant. The Options will have a term expiring upon the first to occur of (i) January 28, 2012, or (ii) the one-year anniversary of the date on which you do not hold either of the titles or positions of Chief Executive Officer of the Company or Vice Chairman of the Board of the Company.    The Options will be structured as incentive stock options to the maximum extent permitted by law and will be transferable to the extent not prohibited by law.

        b.    Vesting.    The Options will vest in equal installments over 36 months. Subject to paragraphs 4.b(i) through 4.b(iv), each installment will vest on the 28th day of the relevant month.

            (i) If you resign from your employment with the Company without Good Reason (defined in paragraph 5.h) or if the Company terminates your employment for Cause (defined in paragraph 5.g), all then-unvested Options will cease vesting on the effective date of termination and be cancelled.

            (ii) If you resign from your employment with the Company for Good Reason or if the Company terminates your employment without Cause, the Options will automatically become fully vested and exercisable on the effective date of such termination of employment; provided, however, that notwithstanding such resignation or termination, the then-unvested Options will continue to vest as stated above (that is, vesting will not be accelerated) if and for so long as you continue to serve after termination of your employment as a director of the Company with the title of Vice Chairman. If you are divested of your title of Vice Chairman, your unvested Options will automatically become vested. However, if you resign your position as Vice Chairman, all then-unvested Options will cease vesting on the effective date of termination and be cancelled.

            (iii) If you die or become Permanently Disabled (defined below), 50% of the then-unvested Options will automatically become vested and all other then-unvested Options will cease vesting and be cancelled.

            (iv) If the Company dissolves or is liquidated, all of the then-unvested Options will automatically become fully vested and exercisable immediately as of the date that such plan of dissolution or liquidation is approved by the Company's stockholders.

            (v) If a Change of Control Event (as defined in paragraph 4.c) occurs, the Options will automatically become vested and fully exercisable on the closing date of such event.

        c.    "Change of Control Event"    shall mean

            (i) a sale, exchange, lease, or other disposition of all or substantially all of the assets of the Company;

            (ii) either (A) a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction; or (B) a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent of the securities of the Company (or if the Company is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled affiliate of any other entity) immediately following the reverse merger.

    For purposes of this clause 4.c(ii), any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction).

            (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent of the combined voting power entitled to vote in the election of directors; provided, however, that such acquisition will only be considered a Change of Control Event if, as a result of such acquisition, the Incumbent Members of the Board after closing of the transaction cease to constitute at least fifty percent of the Board. "Incumbent Members" will mean those individuals who are serving as Directors on the date 30 days before closing of the acquisition transaction.

        5.    Term and Termination.

        a.    Term.    The term of this Agreement will continue indefinitely until terminated in accordance with the terms hereof.

        b.    At-Will Employment and Notice of Termination.    Your employment with Company will constitute an "at will" employment relationship. Either you or we may terminate your employment under this Agreement for any reason, or no reason, on at least 30 days prior written notice to you or the Company, as the case may be. Notices of termination will be given in accordance with paragraph 8.e hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The terminating party will have no liability for such a termination, other than as specifically expressed in this Agreement.

        c.    Death.    Your employment with Company will terminate automatically on the date of your death.

        d.    Permanent Disability.    The Company may terminate your employment with Company upon 30 days prior written notice in the event that you become Permanently Disabled. As used herein, the term "Permanently Disabled" shall mean that you are physically or mentally incapable of performing substantially all of your services hereunder for a continuous period of at least 90 consecutive days. Any question as to the existence of physical or mental incapacitation as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination that you are

Permanently Disabled shall be made in writing to the Company and you and shall be final and conclusive for all purposes of the Agreement, and all costs incurred by you and/or the Company that are related to such determination shall be paid by the Company.

        e.    By the Company For Cause; By You Without Good Reason.    The Company may terminate your employment for Cause or you may resign without Good Reason after 30 days prior written notice (unless the Company waives such notice requirement).

            (i) Prior to terminating your employment for Cause as defined in subparagraphs 5.g(i), 5.g(ii), or 5.g(iii), and only those subparagraphs, if the act or omission constituting the Cause pursuant to those subsections is curable, Company shall send written notice to you describing the act or omission constituting Cause and providing you with at least 10 days to cure the act or omission. If you do not cure the act or omission to Company's satisfaction within that time period, the Company (acting pursuant to a resolution duly passed by the Board) may terminate your employment immediately without further notice. No prior notice or opportunity shall be required with respect to a termination for Cause in accordance with subparagraph 5.g(iv) or 5.g(v).

            (ii) If your employment is terminated by the Company for Cause or you resign without Good Reason, you shall be entitled to receive the amounts set forth below:

        (A)
        the Base Salary through the date of termination; and

        (B)
        if such amount has not already been paid, any earned but unpaid portion of the Bonus related to the year preceding the year in which such termination of employment occurs (the amounts described in subparagraphs (A) and (B) hereof being referred to as the "Accrued Rights").

    Following such termination of your employment by the Company for Cause or by your resignation without Good Reason, except as set forth in this paragraph 5.e(ii), and as required by law, you will have no further rights to any compensation or any other benefits under this Agreement. The benefits described in this paragraph 5.e shall be paid to you by Company in a lump sum within five days after the date of termination.

        f.    By the Company Without Cause or Resignation by You for Good Reason.

            (i) Your employment hereunder may be terminated by the Company without Cause or by your resignation for Good Reason.

            (ii) In lieu of Company's standard severance benefits (if any), if your employment is terminated by the Company without Cause or if you resign for Good Reason, then upon the execution of an effective general release of claims in a form satisfactory to the Company, you will be entitled to receive the following (the "Severance Benefit"):

        (A)
        the Accrued Rights;

        (B)
        a prorated Bonus in an amount determined in the discretion of the Board of Directors, reflecting the period of your employment during the fiscal year ending in termination of your employment;

        (C)
        an amount equal to $350,000;

        (D)
        for a period of 18 months following the effective date of your termination of employment, continued coverage for you and your eligible dependents under the Company's medical insurance plans in accordance with the terms thereof, as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, at the same cost to you as was provided to you immediately prior to the date of termination.

            (iii) The Company will pay the Severance Benefit in a lump sum within 10 days of termination. Unless specifically required to be paid by law, other compensation and benefits will not be provided or paid after termination.

            (iv) All payments under this paragraph 5.f will be subject to applicable withholding for taxes.

          g. "Cause" means

      (i)
      a material breach by you of any material obligation hereunder;

      (ii)
      a pattern of continued and willful neglect by you of your material duties, obligations, and responsibilities under this Agreement;

      (iii)
      your willful disobedience of orders and directives of the Board;

      (iv)
      your conviction or plea of guilty or nolo contendere of a felony or crime involving dishonesty or moral turpitude; or

      (v)
      commission of any material act related to the affairs of the Company and involving dishonesty or fraud on your part.

          h. "Good Reason" means your resignation based upon

      (i)
      Company's reduction of your Base Salary, or target bonus amount for fiscal years after 2002 below the amount of the Target Bonus;

      (ii)
      the Company's material breach of any of its material obligations under this Agreement, which breach remains uncured for a period of 10 days after you give written notice to Company specifically describing such breach;

      (iii)
      a change in your title or a material diminution in your duties or responsibilities as President and Chief Executive Officer;

      (iv)
      relocation of your principal workplace more than fifty miles from your principal workplace as of the date hereof made without your written consent; or

      (v)
      the Company's failure to obtain an agreement to assume and perform this Agreement from any corporate entity that succeeds to the interests of the Company in a Change of Control Event.

        i.    Rights and Obligations That Survive Termination.    Notwithstanding termination of your employment with the Company,

            (i) Paragraphs 6, 7, and 8 will survive such termination; and

            (ii) You will be entitled to receive all compensation and benefits accrued through the date of termination and upon presentation of appropriate documentation, reimbursement for all expenses properly incurred through such date.

        j.    Mitigation.    You will not be required to mitigate the amount of any payments or benefits provided for pursuant to this paragraph 5 by seeking other employment.

        6.    Restrictive Covenants.

        a.    Non-Solicitation.    During your employment with Company and for the period of one year after your employment terminates for any reason, you will not solicit for employment or attempt to induce any employee of Company or any affiliate of Company to terminate his or her association with Company or any affiliate of Company or perform work for any person, concern or entity other than Company.

        b.    Competing Activities.

            (i) For the period specified in section 6.b(ii), you will not engage directly or indirectly in, or directly or indirectly hold any interest in any person or entity engaged directly or indirectly in, any commercial activity involving commercial sale or provision of Internet connectivity services, except as approved by written resolution of the Board. For this purpose, "engaging in" an activity will include the conduct of the activity as a principal, providing services to a third party engaged in the activity (whether as employee, consultant, or in any other capacity), or otherwise lending assistance for commercial gain to a third party engaged in the activity. "Engaging in" will also include the making of investments in or lending of money to any entity or person involved in an activity; provided, however, that "engaging in" will not encompass the acquisition or ownership of passive investments in a publicly-held company engaged in the specified commercial activities so long as such investment does not constitute more than 1% of such company's issued and outstanding shares of stock.

            (ii) Your obligations under this section 6.b will be effective during the term of this Agreement and for one year thereafter; provided, however, that such obligations will terminate upon the termination of this Agreement in the following circumstances:

        (A)
        you are terminated by the Company without Cause;

        (B)
        you become Permanently Disabled;

        (C)
        your employment relationship with the Company terminates as a result of your resignation for Good Reason;

        (D)
        your employment relationship with the Company terminates as a result of a liquidation or dissolution of the Company; or

        (E)
        the Company has, for a continuous period of at least 6 months prior to such termination, substantially ceased to provide Internet connectivity services.

    The foregoing notwithstanding, your obligations under this paragraph 6.b will continue for so long as you continue to serve as a member of the Board with the title of Vice Chairman.

        c.    No Limitation of Remedies.    The parties hereby agree that no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

        7.    Dispute Resolution.    To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute arising under your Proprietary Information Agreement by court action instead of arbitration.

        8.    General.

        a.    Legal Expenses.    Company will pay or reimburse you for your reasonable legal expenses incurred in connection with negotiation of this Agreement and any amendments thereof.

        b.    Successors and Assigns.    This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. Notwithstanding the foregoing, neither party shall assign this Agreement without the express prior written consent of the other party; provided, however, that the Company may assign this Agreement to its successor-in-interest in connection with a Change In Control Event, provided further, that such successor-in-interest agrees to assume and perform the Agreement.

        c.    Governing Law.    Regardless of the forum, this Agreement shall be construed under and in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

        d.    Waiver.    The failure of any party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by any other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

        e.    Notices.    Except as otherwise provided herein, any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given three days after it is placed in the United States mail, registered or certified, postage prepaid, return receipt requests, or upon receipt if personally delivered, or upon transmission by facsimile, addressed to the parties as follows:

      You:

      Mr. Nick Grouf
      32 Caselli Ave.
      San Francisco, CA 94114

      Fax:

      Company:

      PeoplePC, Inc.
      100 Pine Street, 10th Floor
      San Francisco, CA 94111
      Fax: 415/901-2480

      Attention: General Counsel

  Any party may change its notice address by giving written notice of such change to the other party.

        f.    Integration.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, whether oral or in writing, between the parties hereto, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein.

        g.    Amendments.    This Agreement may not be amended, modified, altered or supplemented except by written agreement of the parties hereto.

        h.    Severability.    If any provision of this Agreement is held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remaining provisions of the Agreement shall nevertheless continue in full force without being impaired or invalidated in any way. In such event, the parties will in good faith negotiate amendments to the invalid provision so that such provision, as amended, effectuates the parties' original intent to the greatest extent legally permissible. If any court of competent jurisdiction or an arbitrator holds any provision of this Agreement to be invalid, void or unenforceable with respect to any state, region or locality, such provision shall nevertheless continue in full force and effect in all other states, regions and localities to which such provision applies.

        If the foregoing terms are acceptable to you, please indicate your agreement by signing a copy of this letter and returning it to the Company.

Yours truly,
PeoplePC, Inc.
By:	/s/ RON FISHER Ron Fisher Chairman of the Board

ACCEPTED AND AGREED:

/s/ NICK GROUF Nick Grouf

EXHIBIT A

OBJECTIVE PERFORMANCE CRITERIA

        1.    The performance criterion for awarding the 2002 Target Bonus will be that the Company has become EBITDA positive for the fourth quarter of 2002, excluding extraordinary one-time items.